Exhibit 10.1

LOGITECH

MANAGEMENT PERFORMANCE BONUS PLAN

(AS ADOPTED EFFECTIVE MAY 8, 2008)

i

LOGITECH

MANAGEMENT PERFORMANCE BONUS PLAN

ARTICLE 1. BACKGROUND AND PURPOSE

1.1 Effective Date. This Plan is effective as of May 8, 2008, except that participation of any executive officers of the Company in the Plan shall be subject to ratification by an affirmative vote of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at the 2008 Logitech Annual General Meeting of Shareholders.

1.2 Purpose of the Plan. The Plan is intended to increase shareholder value and the success of Logitech by further motivating Participants to achieve excellent short- and long-term financial performance for Logitech and its business units. The Plan’s goals are to be achieved by providing management with incentive awards based on the achievement of goals relating to the performance of Logitech.

ARTICLE 2. DEFINITIONS

The following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:

2.1 “Actual Award” means, as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Administrator’s authority under Section 3.7 to increase, eliminate or reduce the award otherwise indicated by the Payout Formula.

2.2 “Administrator” means the Committee, the Company’s Chief Executive Officer or the Vice President or head of the Company’s Human Resources function, as shall be administering the Plan, in accordance with Section 5.1 of the Plan.

2.3 “Affiliate” means any corporation or other entity (including, without limitation, partnerships and joint ventures) controlled by Logitech.

2.4 “Base Salary” means, as to any Performance Period, the Participant’s earned salary during the Performance Period. Base Salary shall be calculated before both (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to Logitech-sponsored plans or Affiliate-sponsored plans.

2.5 “Board” means Logitech’s Board of Directors.

2.6 “Committee” means the Compensation Committee of the Board.

2.7 “Disability” means a permanent disability, as determined for purposes of the principal long-term disability insurance plan maintained by Logitech or the Affiliate employing the Participant, as applicable, for the benefit of the Participant. If there is no such plan, Disability shall be determined in accordance with a policy established by the Administrator.

2.8 “Employee” means any employee of Logitech or of an Affiliate, whether such employee is so employed when the Plan is adopted or becomes so employed after the adoption of the Plan.

2.9 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of Logitech.

2.10 “Fiscal Year” means the fiscal year of Logitech.

2.11 “Logitech” or the “Company” means Logitech International S.A., a Swiss corporation, or any successor thereto.

2.12 “Participant” means, as to any Performance Period, an Employee who has been selected for participation in the Plan for that Performance Period pursuant to Section 3.1.

2.13 “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Administrator pursuant to Section 3.5 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.14 “Performance Period” means a Fiscal Year, or any longer or shorter period determined by the Administrator.

2.15 “Performance Goals” means the goal(s) or combined goal(s) determined by the Administrator to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Administrator, the Performance Goal(s) may provide for a targeted level or levels of achievement using the performance criteria specified by the Administrator. Any criteria used may be measured (a) in absolute terms, (b) in relative terms, including (without limitation) the passage of time and/or against other companies or metrics, (c) on a per-share basis, (d) against the performance of Logitech as a whole or against particular segments or products of Logitech and/or (e) on a pre-tax or after-tax basis. Performance Goals may include any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in writing: (i) brand recognition/acceptance, (ii) cash flow, (iii) cash flow return on investment, (iv) contribution to profitability, (v) cost control, (vi) cost positions, (vii) cost of capital, (viii) customer satisfaction, (ix) development of products, (x) earnings before interest, taxes and amortization, (xi) earnings per share, (xii) economic profit, (xiii) economic value added, (xiv) free cash flow, (xv) income or net income, (xvi) income before income taxes, (xvii) market segment share, (xviii) new product innovation, (xix) operating income or net operating income, (xx) operating margin or profit margin, (xxi) operating profit or net operating profit, (xxii) process excellence, (xxiii) product cost reduction, (xxiv) product mix, (xxv) product release schedules, (xxvi) product ship targets, (xxvii) quality, (xxviii) return on assets or net assets,

(xxix) return on capital, (xxx) return on capital employed, (xxxi) return on equity, (xxxii) return on invested capital, (xxxiii) return on operating revenue, (xxxiv) return on sales, (xxxv) revenue, (xxxvi) sales, (xxxvii) share price performance, (xxxviii) strategic alliances, (xxxix) total shareholder return and (xl) working capital.

2.16 “Plan” means this Logitech Management Performance Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.

2.17 “Shares” means registered shares of Logitech’s share capital.

2.18 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period expressed as a percentage of his or her Base Salary or a specific dollar amount or by reference to a number of Shares, as determined by the Administrator in accordance with Section 3.4.

2.19 “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and Logitech or an Affiliate for any reason, including (without limitation) a termination by resignation, discharge, death, Disability, retirement or the disaffiliation of an Affiliate, but excluding a transfer from Logitech to an Affiliate or between Affiliates.

ARTICLE 3. SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. The Administrator, in its sole discretion, shall select the Employees are at the level of Director or higher and who shall be Participants for any Performance Period. The Administrator also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan is in the sole discretion of the Administrator and shall be determined Performance Period by Performance Period. Accordingly, an Employee who is a Participant for a given Performance Period is in no way assured of being selected for participation in any subsequent Performance Period.

3.2 Determination of Performance Period. The Administrator, in its sole discretion, shall establish in writing whether a Performance Period shall be Logitech’s fiscal year or such longer or shorter period of time. The Performance Period may differ from Participant to Participant and from award to award.

3.3 Determination of Performance Goals. The Administrator shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing. The Performance Goals may differ from Participant to Participant and from award to award. The Administrator shall determine and set forth in writing whether any significant elements shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants, including but not limited to (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

3.4 Determination of Target Awards. The Administrator shall establish a Target Award for each Participant for each Performance Period. Such Target Award shall be set forth in writing. The Target Award may be expressed as a percentage of a Participant’s Base Salary or a specific dollar amount or by reference to a number of Shares.

3.5 Determination of Payout Formula or Formulae. The Administrator shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the predetermined level and (d) provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

3.6 Date for Determinations. The Administrator shall make all determinations under Sections 3.1 through 3.5 on or before the earlier of (i) 90 days after the commencement of each Performance Period or (ii) the expiration of 25% of the Performance Period.

3.7 Determination of Actual Awards. After the end of each Performance Period the Administrator shall certify in writing (which may be in the form of Committee minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Administrator. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Administrator. Any contrary provision of the Plan notwithstanding, the Administrator may (a) reduce or eliminate the Actual Award that otherwise would be payable under the Payout Formula or (b) determine whether or not any Participant will receive an Actual Award in the event that the Participant incurs a Termination of Employment before such Actual Award is to be paid pursuant to Section 4.2. If a Participant’s Actual Award is reduced or eliminated, no other Participant’s Actual Award shall be increased as a result. Any reduction or elimination of an Actual Award may be based on subjective factors.

3.8 Maximum Actual Awards. In no event shall the amount or value of the Actual Award paid to any Participant for any Performance Period exceed $10,000,000 for each 12 months in a Performance Period (proportionately adjusted for periods of less than 12 months). The value of any Shares in an Actual Award shall be calculated in accordance with Section 4.3.

ARTICLE 4. PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of Logitech or the Affiliate that employs the Participant (as the case may be), as determined by Logitech. No amounts awarded or accrued under the Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay Actual Awards under the Plan shall at all times be an unfunded and unsecured obligation of Logitech. Participants shall have the status of general creditors of Logitech or the Affiliate that employs the Participant.

4.2 Timing of Payment. Subject to Sections 3.7 and 4.5, payment of each Actual Award shall be made as soon as administratively practicable, but in no event later than two and one-half months after the end of the applicable Performance Period, as the case may be.

4.3 Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) or Shares in a single lump sum, except as otherwise determined by the Administrator. To the extent an Actual Award is paid in whole or in part in Shares, such Shares shall be granted under Logitech’s 2006 Stock Incentive Plan or such other shareholder approved plan of the Company providing for payment or awarding of Shares. If (i) a Target Award denominated in cash is paid in Shares or (ii) a Target Award denominated in Shares is paid in cash, the amount of cash or Shares shall be determined based on the closing per share selling price for Shares as quoted on the NASDAQ Stock Market, for Target Awards denominated in U.S. dollars, or the SWX Swiss Exchange, for Target Awards denominated in any currency other than U.S. dollars, on the date payment of the Actual Award would otherwise have been made.

4.4 Payment in the Event of Death. If a Participant dies before receiving an Actual Award that was scheduled to be paid before his or her death for a prior Performance Period, then the Actual Award shall be paid to the Participant’s designated beneficiary or, if no beneficiary has been designated, to the administrator or representative of his or her estate, subject to applicable law. Any beneficiary designation or revocation of a prior designation shall be effective only if it is in writing, signed by the Participant and received by Logitech prior to the Participant’s death, subject to applicable law.

4.5 Suspension or Termination of Awards. The Administrator may with respect to any one or more Performance Periods establish terms and conditions for the suspension of the payment or for the non-payment of any Actual Award in the event of misconduct of a Participant. In the absence of the establishment of such terms and conditions, the following terms shall apply: If at any time (including after the conclusion of a Performance Period) the Administrator reasonably believes that a Participant has committed an act of misconduct as described in this Section 4.5, the Administrator may suspend the payment of an Actual Award, pending a determination of whether an act of misconduct has been committed. If the Administrator determines that a Participant has committed an act of embezzlement, fraud or breach of fiduciary duty, or if a Participant makes an unauthorized disclosure of any trade secret or confidential information of Logitech or any of its Affiliates, or induces any customer to breach a contract with Logitech or any of its Affiliates, neither the Participant nor his or her estate shall be entitled to receive payment of any Actual Award. Any determination by the Administrator with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is a Vice President or above the determination of the Administrator shall be subject to the approval of the Board.

ARTICLE 5. ADMINISTRATION

5.1 Administrator Authority. The Plan shall be administered by the Administrator, subject to Section 5.3, and with respect to any Logitech executive officer the Committee shall act as Administrator. The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including (without limitation) the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of the awards, (c) interpret the Plan, (d) adopt such procedures and sub-plans as are necessary or appropriate, (e) adopt rules for the administration, interpretation and application of the Plan and (f) interpret, amend or revoke any such rules.

5.2 Decisions Binding. All determinations and decisions made by the Administrator, the Board or any delegate of the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.

5.3 Delegation by the Administrator. The Administrator, on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or employees of Logitech, except that the Committee may not delegate its authority and powers under the Plan with respect to Logitech executive officers.

ARTICLE 6. GENERAL PROVISIONS

6.1 Tax Withholding. Logitech or an Affiliate, as applicable, shall withhold all required taxes from an Actual Award, including any federal, state, local or other taxes.

6.2 No Effect on Employment. Neither the Plan nor any Target Award shall confer upon a Participant any right with respect to continuing the Participant’s employment with the Company or an Affiliate thereof. Nothing in the Plan shall interfere with or limit in any way the right of Logitech or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. Logitech and its Affiliates expressly reserve the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.

6.3 Participation; No Effect on Other Benefits. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award. Except as expressly set forth in a Participant’s employment agreement with Logitech or an Affiliate thereof, any Actual Awards under the Plan shall not be considered for the purpose of calculating any other benefits to which such Participant may be entitled, including (a) any termination, severance, redundancy or end-of-service payments, (b) other bonuses or long-service awards, (c) overtime premiums, (d) pension or retirement benefits or (e) future Base Pay or any other payment to be made by Logitech to such Participant. All Participants expressly acknowledge that there is no obligation on the part of the Company to continue the Plan. Any Actual Awards granted under this Plan are not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation,

6.4 Successors. All obligations of Logitech and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to Logitech and/or such Affiliate, whether the existence of such successor is the result of a merger, consolidation, direct or indirect purchase of all or substantially all of the business or assets of Logitech or such Affiliate, or any similar transaction.

6.5 Nontransferability of Awards. No award granted under the Plan shall be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution or to the limited extent provided in Section 4.4. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

ARTICLE 7. DURATION, AMENDMENT AND TERMINATION

7.1 Duration of the Plan. The Plan shall commence on the date specified herein and shall remain in effect thereafter until terminated pursuant to Section 7.2.

7.2 Amendment, Suspension or Termination. The Board or the Administrator may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. No award may be granted during any period of suspension or after termination of the Plan.

ARTICLE 8. LEGAL CONSTRUCTION

8.1 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.2 Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities markets as may be required.

8.3 Captions. Captions are provided herein for convenience only and shall not serve as a basis for interpretation or construction of the Plan.